Exhibit 15.1

Shareholders and Board of Directors of James Hardie Industries plc:

We are aware of the incorporation by reference in the Registration Statement (Form F-4) of James Hardie Industries plc for the registration of up to 157,057,636 of its ordinary shares of our report dated November 13, 2024 relating to the unaudited condensed consolidated interim financial statements of James Hardie Industries plc that are included in its report on Form 6-K for the quarter ended September 30, 2024 dated November 13, 2024.

/s/ Ernst & Young LLP

Irvine, California

May 5, 2025